Exhibit 16. Letter regarding change in certifying accountants.

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Southern Michigan Bancorp, Inc., pursuant to Item 304 (a) of Regulation S-K as part of this Form S-4 dated September 7, 2007. We agree with the statements concerning our Firm.

/s/ Crowe Chizek and Company LLC

Crowe Chizek and Company LLC

September 5, 2007
South Bend, Indiana